Exhibit 10.1

April 6, 2020

Mr. Patrick Guido
5549 Wycliffe Road
Vancouver, BC V6T1J4

Dear Patrick:

We are excited about the prospect of you joining the Asbury Automotive team as the Senior Vice President & Chief Financial Officer reporting to me subject to Board approval. I am sure you will make significant contributions to our company and look forward to you starting on May 11, 2020

Cash Compensation
Your Target Annualized Cash Compensation will be $1,093,750. This includes a $625,000 base salary and a $468,750 target annual bonus, which is 75% of your base salary.

Your 2020 annual bonus will be prorated and will be based on the same bonus criteria applicable to all Dealer Support Center bonus-eligible employees. The bonus criteria are based on the number of cars sold in the United States in 2020 and Asbury’s EBITDA at each level of sales.

Sign-on Bonus
You will receive a sign-on bonus in the gross amount of $250,000, payable on the first pay date following 90 days of employment with Asbury and subject to normal tax withholdings. The sign-on bonus would be subject to full repayment to Asbury if you voluntarily terminate your employment with Asbury within 1 year of your start date.

Equity Grant
On your start date, you will be granted an equity award with a value of $600,000, which will be issued in the form of restricted share units of common stock of Asbury that will vest ratably over a three year period. The actual number of shares you will be granted will be based on the closing price of a share of common stock of Asbury on the New York Stock Exchange on the date of grant. The equity award will be subject to the terms and conditions set forth in the 2019 Asbury Equity Incentive Plan and in the equity award agreement that you enter into with Asbury.

You will be eligible for future grants during the normal and customary equity grant cycle, which has historically occurred in February.

Equity Holding Requirements
You will be required to own Asbury equity valued at three times your base salary. You will be expected to meet this guideline over the course of five years. The following shares count towards your ownership for purposes of meeting the requirements: (i) all restricted share units of common stock of Asbury whether vested or unvested, (ii) all performance shares of common stock of Asbury that are earned, even if not vested and (iii) all shares of common stock of Asbury that are held by you.

Demonstrator Vehicle
You will be provided one demonstrator vehicle for your use. The imputed income associated with the demonstrator vehicle will be taxable to you.

Benefits
We offer a competitive benefits package including: Family Health, Dental and Vision Care, a 401(k) Plan, Employee LTD, Life and STD; details will be provided.

Vacation
In 2020, you will have 3 weeks of vacation. In 2021 and annually thereafter, you will have 4 weeks of paid vacation.

Relocation
You will receive a relocation allowance in the gross amount of $150,000 paid in 6 equal monthly installments, with the first installment of $25,000 payable on the first pay date following your commencement of employment and each of the 5 remaining monthly installments in the amount of $25,000 would be paid in the first payroll following 30 days after the prior payment. All installments of the relocation bonus will be subject to normal tax withholdings. The relocation bonus would be subject to full repayment to Asbury if you voluntarily terminate your employment with Asbury within 1 year of your start date.

Termination Protection
You will receive a severance pay agreement providing base salary and benefits continuation for one year and a pro-rated bonus for the portion of the year you served prior to your termination in the event you are terminated without “cause” or you terminate your employment for “good reason” (as such terms are defined in the severance pay agreement). You must execute a general release to receive the payment of any severance.

Our offer is contingent upon successful completion of a background check, credit check, motor vehicle review and a pre-employment drug test.

In extending this offer of employment, we have relied on your representations that (1) you will not use in any way any confidential information (or any records, documents and similar items) relating to the business of your former employers while employed at Asbury and (2) you have not entered into any agreement or made any commitment to any prior employer or other third party (including, without limitation, non-competition provisions or other restrictive covenants in agreements with prior employers) which would in any way affect or limit your ability to carry out your duties with Asbury. By signing this offer letter, you acknowledge that any inaccuracy in these representations may be grounds for termination.

To signify your acceptance of this position, please sign below and return one copy to me.

Sincerely,

/s/ David W. Hult

David W. Hult
President and CEO
Asbury Automotive Group, Inc.

I hereby signify my acceptance of the position.

/s/ Patrick Guido	April 13, 2020
Signature	Date